Exhibit 99.1

Quanex Building Products Announces Results of Annual Meeting and Declares Quarterly Dividend

HOUSTON, TEXAS, February 23, 2022 – Quanex Building Products Corporation (NYSE: NX) (“Quanex” or the “Company”) today announced the results from its Annual Meeting of Stockholders held on February 22, 2022. In addition, Quanex announced that its Board of Directors (the “Board”) declared a quarterly cash dividend of $0.08 per share on the Company’s common stock, payable March 30, 2022, to shareholders of record on March 15, 2022.

The stockholders approved each of the following proposals:

•	Election of Directors – Susan F. Davis, William C. Griffiths, Bradley E. Hughes, Jason D. Lippert, Donald R. Maier, Meredith W. Mendes, Curtis M. Stevens, William E. Waltz Jr. and George L. Wilson were all elected to serve as directors on the Board until the Company’s Annual Meeting of Stockholders in 2023
•	Advisory Vote Approving Named Executive Officer Compensation - the stockholders approved the Company’s executive officer compensation structure
•	Ratification of Appointment of Grant Thornton LLP as Independent Public Accountants - Grant Thornton LLP was ratified as Quanex’s independent registered public accounting firm for the fiscal year ending October 31, 2022

With respect to the first-time election of Bradley E. Hughes to the Board, George Wilson, President and Chief Executive Officer, commented, “We are pleased to have Brad join our Board as a member of the Audit and Nominating & Corporate Governance Committees. Brad’s leadership skills, finance and accounting expertise, manufacturing and operations experience, and strategic vision will prove beneficial to our Board and will serve our shareholders well. We look forward to Brad’s contributions.”

Bill Griffiths, Chairman of the Board, further stated, “Brad’s strong leadership skills were apparent during his tenure at Cooper Tire, and his well-rounded knowledge base will most certainly add value to the Board and will help increase shareholder value over time.”

Mr. Hughes served as President & Chief Executive Officer of Cooper Tire & Rubber Co. (“Cooper”) from 2016 until it was sold in 2021. Prior to that time, he served in various positions of increasing responsibility with Cooper after joining the company in 2009. Mr. Hughes earned a Bachelor of Science from Miami University in Oxford, Ohio, and a Master of Business Administration from the University of Michigan.

About Quanex

Quanex Building Products Corporation is an industry-leading manufacturer of components sold to Original Equipment Manufacturers (OEMs) in the building products industry.  Quanex designs and produces energy-efficient fenestration products in addition to kitchen and bath cabinet components.

Contact:

Scott Zuehlke

SVP, Chief Financial Officer & Treasurer

713-877-5327

scott.zuehlke@quanex.com

www.quanex.com